Exhibit 99.4

El Gallo 2, Mexico (100%)

The final environmental permit required for the potential construction and operation of El Gallo 2 was received from the SEMARNAT in January 2014. Further, we submitted two additional permits in 2014. The first permit is in relation to the mining of the Palmarito deposit, which represents approximately 15% of the projected annual silver production at El Gallo 2. The second permit relates to the right-of-way for a 13 km electric transmission line that would connect the El Gallo 2 processing plant to the national power grid. In the meantime, construction of the mine could begin with power provided by generators with the option of connecting to the grid when the permit is received. Delays in receiving either of these two these permits would not be expected to delay eventual construction from proceeding.

The ball mill is now complete. Pending a decision to proceed with the development of El Gallo 2, we are storing the mill at the manufacturer’s facilities. We expect to disburse the final payment of $1.0 million for the ball mill in the first half of 2015.

We are also conducting cost-saving studies to identify opportunities that would allow us to reduce the initial capital investment required while minimizing the impact on potential production. Potential changes include reducing the number of leach tanks and transformers, building a smaller process plant / refinery, and using modular crushers. An updated feasibility study is scheduled for Q3 2015.

Los Azules, Argentina (100%)

Los Azules is a large, high-grade, open pit copper project. At a cut - off grade of 0.35% Cu, Los Azules contains a resource of 5.4 billion pounds in the indicated category (389 million tonnes at 0.64% Cu) and 14.3 billion pounds in the inferred category (1,397 million tonnes at 0.46% Cu).

On October 17, 2014 an agreement was reached TNR Gold Corp. whereby TNR’s back-in right for up to 25% of the equity in certain portions of the Los Azules has been terminated. TNR will receive a 0.4% net smelter royalty on Los Azules, 850,000 shares of McEwen Mining and, if McEwen Mining sells all of its interest in the project within thirty-six months of closing the transaction, a bonus payment equal to 1% of the gross proceeds will be paid to TNR.

For 2015, we have budgeted $0.7 million for Los Azules. While no significant exploration work or drilling program expected, we will continue to advance the project with baseline environmental studies.

We recorded an impairment charge of $228.3 million in 2014, including $107.9 million in Q4 2014, on Los Azules. Significant declines in the observed market value of comparable transactions were noted as part of our year-end annual impairment analysis, which indicated a decrease in the estimated value of Los Azules.

Gold Bar Project, Nevada (100%)

McEwen Mining continues to advance the Gold Bar permitting process for construction and production. We submitted our Plan of Operations (“POO”) permit application during the fourth quarter of 2013. The POO was determined complete and the BLM has determined that an Environmental Impact Statement (“EIS”) is necessary to fulfill the requirements under the National Environmental Policy Act (“NEPA”). Upon completion of the EIS, the BLM will be able to proceed with the approval determination of the POO. A Request for Proposal has been issued and a third-party consulting firm has been contracted to assist the BLM in the preparation of an EIS for the Gold Bar project. Final permit approval is scheduled for the third quarter of 2016.

We recorded an impairment charge of $25.4 million in Q4 2014 on Gold Bar. Significant declines in the observed market value of comparable transactions were noted as part of our year-end annual impairment analysis, which indicated a decrease in the estimated value of Gold Bar.

As well, we performed a strategic review of our property holdings in Nevada. In an effort to conserve resources, we have made the decision to rationalize our exploration efforts to focus on our core assets (namely our El Gallo, Los Azules, Gold Bar, Tonkin and North Battle Mountain properties). Therefore we have recorded impairment charges on the non-core Nevada properties and reduced their carrying values to nil.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the gold/silver San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules copper project in San Juan, Argentina. McEwen Mining has 305 million shares fully diluted at March 9, 2015. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

TECHNICAL INFORMATION

This news release and the company and project information that is linked above has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).

El Gallo: for additional information about the El Gallo complex see the technical report titled “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an effective date of June 30, 2013, prepared by John Read, C.P.G., and Luke Willis, P. Geo. Mr. Read and Mr. Willis are not considered independent of the Company as defined by NI 43-101 Gold Bar: For information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101. San José: for additional information about the San José mine see the technical report titled “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31 2013, prepared by Eugene Puritch, P.Eng., David Burga, P.Geo., Alfred Hayden, P.Eng., James L. Pearson, P.Eng., and Fred H. Brown, P.Geo., James K. Duff, P.Geo.,  all of whom are qualified persons and all of whom except James K. Duff, are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical report are available under the Corporation’s profile on SEDAR (www.sedar.com).

There are significant risks and uncertainty associated with commencing production or changing production plans without a feasibility, pre-feasibility or scoping study. The expansion to El Gallo 1 has not and may not be explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study. Further, although the subject of a 2012 feasibility study, the Company does not have a current feasibility study on the El Gallo 2 project. As such, each of the foregoing may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion or construction of all or part of these projects.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges, net of tax; foreign currency gains and losses, including the impact of the devaluation Argentine peso relative to the U.S. dollar; other non-recurring items, if applicable.  We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-K for the fiscal year ended December 31, 2014.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, the ability to meet objectives set out with respect to updated feasibility studies (including projected capital cost reductions and the availability of appropriate used equipment), mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation (including ongoing inquiries by regulatory agencies such as the SEC Division of Enforcement), the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland	Mailing Address
Director, Investor Relations	150 King St W, Suite 2800
Tel: (647) 258-0395 ext 410	P.O. Box 24
Toll Free: (866) 441-0690	Toronto, ON M5H 1J9
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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